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                                                                    Exhibit (h5)
                         VASTARDIS
                      CAPITAL SERVICES


                                      May 8, 2006

Ms. Tamara Broad
Vice President
TIFF Advisory Services, Inc.
590 Peter Jefferson Parkway, Suite 250
Charlottesville, VA 22911



Dear Tamara:

This letter confirms our agreement to extend the existing Operations Monitoring Agreement between Vastardis Fund Services LLC (formerly EOS Fund Services LLC) and TIFF Investment Program, Inc. for a period of six months, extending the period-end from August 31, 2006, to February 27, 2007. All other terms and conditions, including the fee schedule, remain the same. We provide this extension at your request to parallel your extension of the custodian, delegation, administration, transfer agency, and distribution contracts with Investors Bank & Trust Company.

We appreciate the opportunity to provide a proposal for full administration services and look forward to continuing our relationship with TIFF.


                                   Sincerely,


                                   /s/ Esther Cash
                                   ---------------
                                   Esther Cash
                                   Managing Director


Agreed and accepted:

TIFF Investment Program, Inc.

By:   ___________________
      Tamara Broad
      Vice President

Date: ___________________